UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                Kerr-McGee Corp.
                             ----------------------
                                (Name of Issuer)

                                     Common
                      ------------------------------------
                         (Title of Class of Securities)

                                    492386107
                              --------------------
                                 (CUSIP Number)

                                December 31, 2004
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                PAGE 1 OF 4 PAGES

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NWQ Investment Management Company, LLC                        47-0875103
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
       N/A
--------------------------------------------------------------------------------
 3     SEC USE ONLY


--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware - U.S.A.
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

                            12,767,779
      NUMBER OF      -----------------------------------------------------------
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        -----------------------------------------------------------
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               14,589,353
                     -----------------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       14,589,353
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.6%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------


                                PAGE 2 OF 4 PAGES

          Item 1(a) Name of Issuer:
          Genworth Financial Inc.

          Item 1(b) Address of Issuer's Principal Executive Offices:
          123 Robert S. Kerr Ave.
          Kerr-McGee Center
          Oklahoma City, OK 73125

          Item 2(a) Name of Person Filing:
          NWQ Investment Management Company, LLC

          Item 2(b) Address of the Principal Office or, if none, Residence:
          2049 Century Park East, 4th Floor
          Los Angeles, CA  90067

          Item 2(c) Citizenship:
          Delaware - U.S.A.

          Item 2(d) Title of Class of Securities:
          Common

          Item 2(e) CUSIP Number:
          492386107

          Item 3    If the Statement is being filed pursuant to Rule
                    13d-1(b), or 13d-2(b), check whether the person filing is a:

                    (e)  [X]  An investment advisor in accordance with
                         section 240.13d-1(b)(1)(ii)(E)

          Item 4    Ownership:
                    (a)  Amount Beneficially Owned:
                         14,589,353

                    (b)  Percent of Class:
                         9.6%


                                PAGE 3 OF 4 PAGES

                    (c)  Number of shares as to which such person has:

                    (i)  sole power to vote or direct the vote:
                         12,767,779

                   (ii)  shared power to vote or direct the vote:
                         0

                  (iii)  sole power to dispose or to direct the
                         disposition of:
                         14,589,353

                   (iv)  shared power to dispose or to direct the
                         disposition of:
                         0

          Item 5    Ownership of Five Percent or Less of a Class:
                    Not applicable.

          Item 6    Ownership of More than Five Percent on Behalf of Another
                    Person:

                    Securities reported on this Schedule 13G are beneficially owned by clients of NWQ Investment Management, which clients may include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

          Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                    Not applicable.

          Item 8    Identification and Classification of Members of the
                    Group:
                    Not applicable.

          Item 9    Notice of Dissolution of a Group:
                    Not applicable.

          Item 10   Certification:
                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2004

                                      NWQ Investment Management Company, LLC


                                      By:   /S/ Jon D. Bosse
                                            ------------------------------------
                                      Name: Jon D. Bosse
                                            Title: Chief Investment Officer


                                PAGE 4 OF 4 PAGES